Exhibit T3A(6)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:14 PM 04/24/2007
FILED 02:14 PM 04/24/2007
SRV 070471598 — 4323362 FILE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

NET TEXTSTORE LLC

This Certificate of Formation of Net Textstore LLC (the “LLC”), dated April 24, 2007, is being duly executed and filed by Alan G. Siemek, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.)

FIRST:	The name of the limited liability company is:

Net Textstore LLC

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:	The LLC does not have a specific date by which it must dissolve.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Net Textstore LLC this April 24, 2007.

By:	/s/ Alan G. Siemek
Name:	Alan G. Siemek
Title:	Authorized Person